Exhibit 10.10

Summary of Non-Employee Director Compensation

Cash Compensation

Each member of the Board of Directors (the “Board”) of Investors Title Company (the “Company”) who is not an employee of the Company receives an annual retainer for Board services of $5,000 and an attendance fee of $2,500 for each meeting of the Board attended, in addition to actual travel expenses related to the meetings. Non-employee directors also receive a $750 fee for participating in a committee meeting, provided that the committee meeting is held on a day other than the regularly scheduled Board meeting date. The Audit Committee Chairperson receives an additional annual retainer of $500.

Equity Compensation

The Board determines awards of stock appreciation rights ("SARs") for non-employee directors on an annual basis at its regularly scheduled Board meeting in May of each year.